Exhibit 99.40

LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P.

335 North Maple Drive, Suite 240

Beverly Hills, CA 90210

May 12, 2005

James Rudis

President and Chief Executive Officer

Overhill Farms, Inc.

2727 East Vernon Avenue

Vernon, CA 90058

Re:	Amendment to February 24, 2005 Letter Agreement
Regarding Issuance and Delivery of Anti-Dilution Shares

Dear Mr. Rudis:

Reference is made to that certain letter agreement dated February 24, 2005 (the “February 24 Letter Agreement”), between Overhill Farms, Inc. (the “Company”) and Levine Leichtman Capital Partners II, L.P. (the “Purchaser”), pursuant to which, among other things, in consideration for the Purchaser’s delivery of the 2005 Plan Consent and to compensate the Purchaser for the dilutive effect of the Plan Awards, the Company agreed to issue and deliver to the Purchaser 83,641 fully paid and non-assessable shares of Common Stock (the “Anti-Dilution Shares”) upon the terms and conditions set forth therein. Unless otherwise indicated, all capitalized terms used and not defined herein have the meanings ascribed to them in the February 24 Letter Agreement.

This amendment memorializes our agreement regarding certain modifications to the Company’s obligations under the February 24 Letter Agreement to issue and deliver the Anti-Dilution Shares to the Purchaser.

Given that the Purchaser, James Rudis and Harold Estes have each indicated its or his separate intention to vote all of its or his shares of capital stock of the Company at the Company’s upcoming 2005 Annual Meeting of Stockholders (the “Annual Meeting”) in favor of approval of the 2005 Plan and that, therefore, it is expected that the 2005 Plan will be approved by the Company’s stockholders at the Annual Meeting, the Company agrees to issue and deliver the Anti-Dilution Shares to the Purchaser on or before the close of business on May 16, 2005 (the “Share Delivery Date”), rather than after the formal vote of the Company’s stockholders at the Annual Meeting; provided, however, that if the 2005 Plan is not approved by the Company’s stockholders at the Annual Meeting or if the Company notifies the Purchaser that AMEX will

James Rudis

Overhill Farms, Inc.

As of May 12, 2005

not approve the Listing Application covering the maximum number of shares of Common Stock under the 2005 Plan, then the Purchaser shall not be entitled to the Anti Dilution Shares and the Purchaser will return the Anti-Dilution Shares to the Company promptly thereafter (and the Purchaser hereby agrees to return the Anti-Dilution Shares in such event). In particular, and without limiting the generality of the foregoing, the Company agrees to instruct its transfer agent to issue and deliver to the Purchaser on or prior to the Share Delivery Date, an original stock certificate, registered in the name of the Purchaser, representing the Anti-Dilution Shares.

Simultaneously with the issuance of the Anti-Dilution Shares to the Purchaser, the Company shall cause Rutan & Tucker, LLP and/or Kummer Kaempfer Bonner & Renshaw, in each case special counsel to the Company (or such other counsel as may be reasonably acceptable to the Purchaser), to deliver to the Purchaser legal opinion letters substantially as described in paragraph 5 of the February 24 Letter Agreement.

The Company and the Purchaser agree that for purposes of Section 3 of the February 24 Letter Agreement, the Purchaser’s receipt of the Anti-Dilution Shares in accordance with this amendment shall be deemed equivalent to the Purchaser’s receipt of the Anti-Dilution Shares pursuant to paragraph 2(d) of the February 24 Letter Agreement.

The Company hereby represents and warrants to the Purchaser that (i) the Board of Directors of the Company has duly authorized and approved the execution, delivery and performance of this amendment, (ii) this amendment constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and (iii) no Default or Event of Default has occurred and is continuing as of the date hereof.

In connection with the issuance and delivery of the Anti-Dilution Shares by the Company to the Purchaser, the Purchaser hereby covenants and agrees as follows:

A. This amendment constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

B. The Purchaser acknowledges that the issuance of the Anti-Dilution Shares has not been registered with the Securities and Exchange Commission or any state securities commission, and therefore the Anti-Dilution Shares are “restricted securities” as that term is used under the Securities Act of 1933 and the rules and regulations thereunder (“Securities Act”). The Purchaser agrees, represents and warrants that (i) its acquisition of the Anti-Dilution Shares is for its own account and not with a view to a distribution in violation of federal and applicable state securities laws, (ii) it is an “accredited investor” as that term is defined in Regulation D under the Securities Act and (iii) it has received and reviewed copies of the Company’s Form 10-K for the Fiscal Year ended September 26, 2004 and the Company’s Form 10-Qs for the Fiscal Quarters ended January 2, 2005 and April 3, 2005.

C. The Purchaser agrees that it shall not at any time make any sale, pledge, hypothecation, gift or other transfer of the Anti-Dilution Shares except pursuant to an effective

James Rudis

Overhill Farms, Inc.

As of May 12, 2005

registration statement under the Securities Act or pursuant to the provisions of Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act, and in accordance with any applicable state “blue sky” or other securities laws.

IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AMENDMENT AND THE FEBRUARY 24 LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF).

Except as amended hereby, the February 24 Letter Agreement (including, without limitation, the Company’s and the Purchaser’s representations, warranties, covenants, obligations and other agreements therein) shall not be superseded by this amendment but shall remain in full force and effect. This amendment constitutes an Investment Document.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

James Rudis

Overhill Farms, Inc.

As of May 12, 2005

Please acknowledge your understanding and agreement with the foregoing by signing this amendment in the space indicated below and returning a signed copy to us as soon as possible.

Sincerely yours,

/s/ Stephen Hogan

Stephen Hogan

Chief Financial Officer

Levine Leichtman Capital Partners, Inc.

ACKNOWLEDGED AND AGREED:

OVERHILL FARMS, INC., a Nevada corporation

By:	/s/ James Rudis
James Rudis
President and Chief Executive Officer

cc:	Gregg A. Amber, Esq.
Cristy Parker, Esq.
Mitchell S. Cohen, Esq.
Sherwood Cook, Esq.